PRELIMINARY TERMS SUPPLEMENT NO. 88 dated June 13, 2011 (Subject to Completion)
To Product Supplement No. 5 dated April 28, 2010 and
Prospectus Supplement and Prospectus dated February 4, 2010
Relating to the Eksportfinans ASA U.S. Medium-Term Note Program	Filed pursuant to Rule 433 Registration Statement No. 333-164694

Units
Strategic Accelerated Redemption Securities®
Linked to the Front Month Palladium Futures Contract,
Due November , 2011
$10 principal amount per unit

Eksportfinans ASA

Pricing Date	June , 2011
Settlement Date	June , 2011
Maturity Date	November , 2011
CUSIP No.	

Strategic Accelerated Redemption Securities®

- The Notes have a maturity of approximately five months and are callable approximately five months after issuance.
- The Notes will be called if the settlement price of the Front Month Palladium Futures Contract on the Observation Date is equal to or increases from the Starting Value.
- If the Notes are called, you will receive a Call Amount of between $10.80 and $11.20 per unit, providing a return of between 8.00% and 12.00% for the five month term (equivalent to between 19.20% and 28.80% per annum).
- If the Notes are not called, you will have 1:1 downside exposure to decreases in the settlement price of the Front Month Palladium Futures Contract with 100% of your investment at risk.
- Payment on the Notes is subject to the credit risk of Eksportfinans.
- No periodic interest payments.
- No listing on any securities exchange.

Market Downside Protection
Enhanced Income
Market Access
Enhanced Return

Enhanced Return

EKSPORT FINANS NORWAY

The Notes will have the terms specified in this terms supplement as supplemented by the accompanying product supplement no. 5 and the prospectus supplement and prospectus (together, the Note Prospectus). Investing in the Notes involves a number of risks. There are important differences between the Notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-5 of this preliminary terms supplement, page PS-4 of product supplement no. 5 and page S-4 of the prospectus supplement. The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, MLPF&S is acting in its capacity as a principal.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public Offering Price:(1)	$10.00	$
Underwriting Discount:(1)	$ 0.10	$
Proceeds to Eksportfinans ASA Before Expenses:	$ 9.90	$

(1) The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual will be $9.975 and $0.075 per unit, respectively. The public offering price and underwriting discount for any purchase by certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. will be $9.90 per unit and $0.00 per unit, respectively. For additional information, see “Supplemental Plan of Distribution” in product supplement no. 5.

* Depending on the date the Notes are priced for initial sale to the public, any reference in this terms supplement to the month in which the pricing date, settlement date, maturity date or the Observation Date will occur is subject to change.

Merrill Lynch & Co.

June     , 2011

Summary

The Strategic Accelerated Redemption Securities® Linked to the Front Month Palladium Futures Contract due November     , 2011 (the Notes) are senior unsecured debt securities of Eksportfinans ASA (Eksportfinans). The Notes are not guaranteed or insured by the Federal Deposit Insurance Corporation (FDIC) or secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the Notes, including any repayment of principal, will be subject to the credit risk of Eksportfinans. The Notes are designed for, but not limited to, investors who anticipate that the settlement price of the Front Month Palladium Futures Contract on the Observation Date will be equal to or increase from the Starting Value.

The Notes have only one Observation Date, which will occur approximately five months after the Pricing Date. The Notes provide for an automatic call of the Notes if the Observation Level of the Market Measure on the Observation Date is equal to or greater than the Call Level. If the Notes are called, you will receive the $10 Original Offering Price of the Notes plus the Call Premium. The Call Settlement Date for the Observation Date will be the Maturity Date. If your Notes are not called, the amount you receive on the Maturity Date will be less than the Original Offering Price per unit and will be based on the percentage decrease in the settlement price of the Front Month Palladium Futures Contract from the Starting Value to the Ending Value. Investors must be willing to forgo interest payments on the Notes and be willing to accept a repayment that may be less, and potentially significantly less, than the Original Offering Price of the Notes. Investors also must be prepared to have their Notes called by us on the Observation Date. Investors generally should recognize short-term capital gain or loss upon the sale, exchange or redemption, or at maturity of the Notes, and any such gain or loss is subject to certain tax implications, set forth under “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations.” Capitalized terms used but not defined in this terms supplement have the meanings set forth in the accompanying product supplement no. 5. References in this terms supplement to “Eksportfinans”, “we”, “us” and “our” are to Eksportfinans ASA, and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Terms of the Notes

Issuer:	Eksportfinans ASA
Original Offering Price:	$10 per unit
Term:	Approximately 5 Months
Market Measure:	The Front Month Palladium Futures Contract (the Palladium Futures Contract), which is the front-month palladium futures contract traded on the NYMEX division of the New York Mercantile Exchange (NYMEX) (Bloomberg symbol: PA1 <Cmdty>). The Palladium Futures Contract that will be used to determine the Starting Value will be the contract scheduled for delivery in June 2011, and the Palladium Futures Contract that will that will be used to determine the Ending Value will be the contract scheduled for delivery in December 2011. The Palladium Futures Contract is more fully described on page TS-8.
Starting Value:	The official settlement price of the Market Measure on the NYMEX on the pricing date, as reported by Bloomberg, L.P. The Starting Value will be determined on the pricing date.
Ending Value:	The Observation Level on the Observation Date. If it is determined that the scheduled Observation Date is not a Market Measure Business Day, or if a Market Disruption Event occurs on the scheduled Observation Date, the Ending Value will be determined as described on page TS-7.
Observation Level:	The official settlement price of the Market Measure on the NYMEX on the Observation Date, as reported by Bloomberg, L.P.
Observation Date:	November , 2011
Call Level:	100% of the Starting Value.
Call Amount (per Unit):	$10.80 - $11.20. The actual Call Amount will be determined on the pricing date.
Call Premium:	8.00% - 12.00% of the Original Offering Price, payable at the five month maturity (equivalent to 19.20% - 28.80% per annum). The actual Call Premium will be determined on the pricing date.
Call Settlement Date:	The Maturity Date.
Threshold Value:	100% of the Starting Value. Accordingly, you will lose all or a portion of your investment if the Ending Value is less than 100% of the Starting Value.
Leverage Factor:	100%
Calculation	Merrill Lynch, Pierce, Fenner & Smith Incorporated (MLPF&S)
Fees Charged:	The public offering price of the Notes includes the underwriting discount of $0.10 per unit as listed on the cover page and an additional charge of $0.050 per unit as more fully described on page TS-7.

Determining Payment on the Notes

Automatic Call Provision:

If on the Observation Date the Observation Level is equal to or greater than the Call Level, the Notes will be automatically called, in whole but not in part. If the Notes are called, you will receive the $10 Original Offering Price per unit plus the Call Premium.

Payment at Maturity:

If the Notes are not called on the Observation Date, you will receive the Redemption Amount per unit on the Maturity Date, calculated as follows:

In this case, because the Threshold Value for the Notes is equal to the Starting Value, you will receive a payment that is less, and possibly significantly less, than the $10 Original Offering Price per unit.

Strategic Accelerated Redemption Securities®	TS-2

Hypothetical Payments

Set forth below are three hypothetical examples of payment calculations (rounded to two decimal places) assuming:

1) a hypothetical Starting Value and Threshold Value of 816.40, the settlement price of the Palladium Futures Contract on June 9, 2011;

2) a hypothetical Call Level of 816.40, or 100% of the hypothetical Starting Value;

3) a hypothetical term of the Notes from June 14, 2011 to November 14, 2011, a term expected to be similar to that of the Notes;

4) a hypothetical Call Premium of 10.00% of the $10.00 Original Offering Price per unit, the midpoint of the range of 8.00% to 12.00%; and

5) the hypothetical Observation Date occurring on November 10, 2011.

The Notes are called on the Observation Date

The Observation Level on the Observation Date is equal to or greater than the Call Level. Consequently the Notes will be called at $10.00 plus the Call Premium.

Example 1
If the hypothetical Observation Level is 989.23, or 121.17% of the hypothetical Starting Value, the hypothetical Call Amount per unit will be:

$10.00 plus the hypothetical Call Premium of $1.00 = $11.00 per Note.

Example 2
If the hypothetical Observation Level is 863.59, or 105.78% of the hypothetical Starting Value, the hypothetical Call Amount per unit will be:

$10.00 plus the hypothetical Call Premium of $1.00 = $11.00 per Note.

Strategic Accelerated Redemption Securities®	TS-3

The Notes are not called on the Observation Date

Example 3
The Notes are not called on the Observation Date and the hypothetical Ending Value is less than the hypothetical Starting Value (which is the hypothetical Threshold Value). The amount you receive at maturity will be less, and possibly significantly less, than the $10.00 Original Offering Price per Note.

If the hypothetical Ending Value is 693.94, or 85.00% of the hypothetical Starting Value, the hypothetical payment at maturity will be:

These examples have been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value and Threshold Value, the Observation Level (or Ending Value) on the Observation Date, the Call Premium and the term of your investment.

Summary of the Hypothetical Examples

	Example 1	Example 2
Notes Are Called on the Observation Date
Hypothetical Starting Value	816.40	816.40
Hypothetical Call Level	816.40	816.40
Hypothetical Observation Level on the Observation Date	989.23	863.59
Hypothetical Return of the Market Measure (excluding any dividends)	21.17%	5.78%
Hypothetical Return of the Notes	10.00%	10.00%
Hypothetical Call Amount per Unit	$11.00	$11.00

Notes Are Not Called on the Observation Date	Example 3
Hypothetical Starting Value	816.40
Hypothetical Ending Value	693.94
Hypothetical Threshold Value	816.40
Hypothetical Return of the Market Measure (excluding any dividends)	-15.00%
Hypothetical Return of the Notes	-15.00%
Hypothetical Redemption Amount per Unit	$8.50

Strategic Accelerated Redemption Securities®	TS-4

Risk Factors

There are important differences between the Notes and a conventional debt security. An investment in the Notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” section beginning on page PS-4 of product supplement no. 5 and “Risk Factors – Risks related to index linked notes or notes linked to certain assets” section beginning on page S-6 of the prospectus supplement identified below under “Additional Terms of the Notes” as well as the explanation of certain risks related to Eksportfinans contained in Item 3 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2010, which was filed with the Commission on March 31, 2011 and is incorporated by reference herein. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

  If your Notes are not called, your investment may result in a loss; there is no guaranteed return or principal

  Your return, if any, is limited to the return represented by the Call Premium and may not reflect the return on a direct investment in palladium, as measured by the Palladium Futures Contract.

  Your return on the Notes, which could be negative, may be lower than the return on other debt securities of comparable maturity.

  You must rely on your own evaluation of the merits of an investment linked to the Palladium Futures Contract.

  In seeking to provide investors with what we believe to be competitive terms for the Notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes described on page TS-7. The price at which you may sell the Notes in any secondary market may be lower than the public offering price due to, among other things, the inclusion of these costs. MLPF&S is not obligated to make a market for, or to repurchase, the Notes.

  Ownership of the Notes will not entitle you to any rights with respect to palladium or any related futures contracts.

  Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

  Trading in palladium can be volatile based on a number of factors that we cannot control.

  Suspensions or disruptions of market trading in palladium and related futures markets may adversely affect the value of the Notes.

  The Notes will not be regulated by the Commodity Futures Trading Commission.

  Purchases and sales by MLPF&S and its affiliates may affect your return on the Notes.

  Hedging transactions may affect the return of the Notes.

  Tax consequences are uncertain (see “Certain U.S. Federal Income Taxation Considerations” below and “Taxation in the United States” beginning on page PS-29 of product supplement no. 5).

In addition to the risk factors, it is important to bear in mind that the Notes are senior debt securities of Eksportfinans and are not guaranteed or insured by the FDIC or secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the Notes, including any repayment of principal, will be subject to the credit risk of Eksportfinans.

Additional Risk Factors

The price movements in the Palladium Futures Contract may not correlate with changes in palladium’s spot price

The Palladium Futures Contract is a futures contract for palladium that trades on the NYMEX. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, a commodity futures contract is typically an agreement to buy a set amount of an underlying physical commodity at a predetermined price during a stated delivery period. A futures contract reflects the expected value of the underlying physical commodity upon delivery in the future. In contrast, the underlying physical commodity’s current or “spot” price reflects the immediate delivery value of the commodity.

The Notes are linked to the Palladium Futures Contract and not to the spot price of palladium, and an investment in the Notes is not the same as buying and holding palladium. While price movements in the Palladium Futures Contract may correlate with changes in the spot price of palladium, the correlation will not be perfect and price movements in the spot market for palladium may not be reflected in the futures market (and vice versa). Accordingly, an increase in the spot price of palladium may not result in an increase in the price of the Palladium Futures Contract. The value of the Palladium Futures Contract may decrease while the spot price palladium remains stable or increases, or does not decrease to the same extent.

There are risks associated with investing in palladium or palladium-linked Notes.

Palladium prices are primarily responsive to global supply and demand. Key factors that may influence prices are the policies in or political stability of the most important producing countries, in particular, Russia and South Africa (which together account for over 85% of mine production), the size and availability palladium stockpiles, as well as economic conditions in the countries that are the principal consumers of palladium, including the United States and China. Demand for palladium from the automotive industry, which uses palladium in catalytic converters, accounts for the majority of the industrial use of palladium. The primary non-industrial demand for palladium comes from investors of physically-backed exchange traded funds. Accordingly, reduced demand in these and other industries in which palladium is used could reduce the value of the Notes.

Strategic Accelerated Redemption Securities®	TS-5

The market value of the Notes may be affected by price movements in distant-delivery futures contracts associated with the Front Month Palladium Futures Contract.

The price movements in the Front Month Palladium Futures Contract may not be reflected in the market value of the Notes. If you are able to sell your Notes, the price you receive could be affected by changes in the values of futures contracts on palladium or similar underlying commodities that have more distant delivery dates than the Front Month Palladium Futures Contract. The prices for these distant-delivery futures contracts may not increase to the same extent as the prices of the Front Month Palladium Futures Contract, or may decrease to a greater extent, which may adversely affect the value of the Notes.

The policies of the NYMEX are subject to change, in a manner which may reduce the value of the Notes.

The policies of the NYMEX concerning the manner in which the price of palladium is calculated may change in the future. The NYMEX is not our affiliate, and we have no ability to control or predict the actions of the NYMEX. The NYMEX may also from time to time change its rules or bylaws or take emergency action under its rules. The NYMEX may discontinue or suspend calculation or dissemination of information relating to the Palladium Futures Contract. Any such actions could affect the price of the Palladium Futures Contract, and therefore, the value of the Notes.

Investor Considerations

You may wish to consider an investment in the Notes if:

  You anticipate that the Palladium Futures Contract will be equal to or greater than the Call Level on the Observation Date and you seek a return at maturity equal to the Call Premium.

  You are willing to receive a pre-determined return on your investment, capped at the Call Premium, in case the Notes are called, regardless of the performance of the Palladium Futures Contract from the Starting Value to the Observation Level.

  You accept that the Notes may not be called, in which case your return on your investment will be equal to or less than the $10 Original Offering Price per unit.

  You accept that your investment may result in a loss, which could be significant, if the Palladium Futures Contract decreases below the Starting Value on the Observation Date.

  You are willing to forgo interest payments on the Notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

  You want exposure to the Palladium Futures Contract with no expectation of benefits of owning palladium or any related futures contract.

  You accept that a trading market is not expected to develop for the Notes. You understand that secondary market prices for the Notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

  You are willing to make an investment, the payments on which depend in part on our creditworthiness, as the issuer of the Notes.

The Notes may not be an appropriate investment for you if:

  You anticipate that the Palladium Futures Contract will decrease from the Starting Value to the Ending Value.

  You anticipate that the Observation Level will not be equal to or greater than the Call Level on the Observation Date.

  You seek a return on your investment that will not be capped at the Call Premium.

  You are seeking principal protection or preservation of capital.

  You seek interest payments or other current income on your investment.

  You seek an investment that provides you with the benefits of owning palladium or any related futures contract.

  You want assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity.

  You are not willing or are unable to assume the credit risk associated with us, as the issuer of the Notes.

Strategic Accelerated Redemption Securities®	TS-6

Other Terms of the Notes

The following definitions supersede and replace the definition of “Market Disruption Event” set forth on page PS-22 of product supplement no. 5.

Market Disruption Event

A “Market Disruption Event” means any of the following events, as determined in good faith by the Calculation Agent:

(A) the suspension of or material limitation on trading in palladium, or futures contracts or options related to palladium, on the Relevant Market (as defined below);

(B) the failure of trading to commence, or permanent discontinuance of trading, in palladium, or futures contracts or options related to palladium, on the Relevant Market;

(C) the failure of the NYMEX (as defined above) to calculate or publish the official settlement price of palladium for that day (or the information necessary for determining the official settlement prices); or

(D) any other event which the calculation agent determines, in its sole discretion, materially interferes with the ability of MLPF&S or the ability of any of its affiliates to unwind all or a material portion of a hedge that MLPF&S or its affiliates have effected or may effect in connection with the Notes.

For the purpose of determining whether a Market Disruption Event has occurred:

(A) a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular trading hours of the Relevant Market; and

(B) a suspension of or material limitation on trading in the Relevant Market will not include any time when trading is not conducted or prices are not quoted by the NYMEX in the Relevant Market under ordinary circumstances.

As used herein, Relevant Market means the market on which members of the NYMEX, or any successor thereto, quote prices for the buying and selling of palladium, or if such market is no longer the principal trading market for palladium or options or futures contracts for palladium, such other exchange or principal trading market for palladium as determined in good faith by the Calculation Agent which serves as the source of prices for palladium, and any principal exchanges where options or futures contracts on palladium are traded.

Market Disruption Event on the Observation Date

If the Observation Date is not a Market Measure Business Day or if there is a Market Disruption Event on such day, the Observation Date will be the immediately succeeding Market Measure Business Day during which no Market Disruption Event shall have occurred or is continuing; provided that the Ending Value of the Market Measure will be determined (or, if not determinable, estimated) by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances on a date no later than the second scheduled Market Measure Business Day prior to the Maturity Date, regardless of the occurrence of a Market Disruption Event (as described above) on that scheduled Market Measure Business Day.

Supplement to the Plan of Distribution and Role of MLPF&S

We may deliver the Notes against payment therefore in New York, New York on a date that is in excess of three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement on the Notes occurs more than three business days from the Pricing Date, purchasers who wish to trade Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The Notes will not be listed on any securities exchange. In the original offering, the Notes will be sold in minimum investment amounts of 100 units.

MLPF&S is acting as principal and an underwriter and/or selling agent for this offering. Under our distribution agreement with MLPF&S, MLPF&S will purchase the Notes from us as principal at the public offering price indicated on the cover of this terms supplement less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.050 per unit. This charge reflects an estimated profit earned by MLPF&S from transactions through which the Notes are structured and resulting obligations hedged. The fees charged reduce the economic terms of the Notes. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the Notes, we seek competitive terms and may enter into hedging transactions with a division of MLPF&S or one of its subsidiaries or affiliates. For further information regarding these charges, see our trading and hedging activities and conflicts of interest, "Risk Factors – General," beginning on page PS-4 and "Use of Proceeds and Hedging" on page P-32 in Product Supplement No. 5.

MLPF&S will not receive an underwriting discount for Notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

If you place an order to purchase the Notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the Notes, with repurchases and sales being made at prices relating to then-prevailing market prices. MLPF&S may act as principal or agent in these market-making transactions, however, it is not obligated to engage in any such transactions. The distribution of the Note Prospectus in connection with such offers or sales will be solely for the purpose of providing investors with the description of the terms of the Notes that was made available to investors in connection with the initial offering of the Notes. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding the issuer or for any purpose other than that described in the immediately preceding sentence.

Strategic Accelerated Redemption Securities®	TS-7

The Palladium Futures Contract

We have derived all information regarding the Palladium Futures Contract and the NYMEX from publicly available sources. Such information reflects the policies of, and is subject to change without notice by, NYMEX. The consequences of NYMEX discontinuing trading in the Palladium Futures Contract are discussed in the section of product supplement no. 5 beginning on page PS-24 entitled “Discontinuance of a Non-Exchange Traded Fund Market Measure.” None of us, the calculation agent, or the selling agent accepts any responsibility for the calculation or dissemination of information relating to the Palladium Futures Contract.

The Palladium Futures Contract is the front-month palladium futures contract traded on NYMEX. The Palladium Futures Contract trades in units of 100 troy ounces of minimum 99.95% pure palladium. The Palladium Futures Contract is published by Bloomberg under the symbol PA1 <Cmdty>.

The following summarizes selected specifications relating to the Palladium Futures Contract:

Price Quotation: U.S. dollars and cents per troy ounce.

Minimum Daily Price Fluctuation (Tick Size): $0.05 per troy ounce.

The value of the Palladium Futures Contract on any trading day will be the official settlement price of the front-month palladium futures contract on NYMEX, expressed in dollars and cents per troy ounce, as determined by NYMEX.

The following graph sets forth the monthly historical performance of the settlement price of the Palladium Futures Contract in the period from January 2006 through May 2011. This historical data on the settlement price of the Palladium Futures Contract is not necessarily indicative of the future performance of the Palladium Futures Contract or what the value of the Notes may be. Any historical upward or downward trend in the settlement price of the Palladium Futures Contract during any period set forth below is not an indication that the settlement price of the Palladium Futures Contract is more or less likely to increase or decrease at any time over the term of the Notes. On June 9, 2011, the settlement price of the Palladium Futures Contract was 816.40.

Strategic Accelerated Redemption Securities®	TS-8

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the Notes, including the following:

  In the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the Notes, we intend to treat the Notes as a single financial contract that is an "open transaction" for U.S. federal income tax purposes. Accordingly, you should not be required to accrue any income during the term of the Notes.

  Under this characterization, generally, any gain received on the sale, exchange or redemption, or at maturity, of the Notes should be treated as a capital gain while any loss should be treated as a capital loss. This capital gain or loss should be short-term capital gain or loss.

You should consult your tax adviser regarding the treatment of the Notes, including possible alternative characterizations.

Certain U.S. Federal Income Taxation Considerations

You should read the following discussion in conjunction with the discussion in the accompanying product supplement no. 5, prospectus supplement and the prospectus. The following discussion is based on the advice of Allen & Overy LLP and contains a general summary of the principal U.S. federal income tax consequences that may be relevant to the ownership of the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Taxation in the United States” beginning on page PS-29 of the accompanying product supplement no. 5, the prospectus supplement and the prospectus, which you should carefully review prior to investing in the Notes.

General. The Notes should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the Notes or instruments that are similar to the Notes for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the IRS) or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of an investment in the Notes (including alternative characterizations of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization and treatment of the Notes described above.

Tax Treatment Prior to Maturity. A U.S. Holder should not be required to recognize taxable income over the term of the Notes prior to maturity, other than pursuant to a sale, exchange, redemption or settlement as described below.

Sale, Exchange, Redemption or Settlement of the Notes. Upon a sale, exchange or redemption of the Notes, or upon settlement of the Notes at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or settlement and the U.S. Holder’s tax basis in the Notes sold, exchanged, redeemed or settled. A U.S. Holder’s tax basis in the Notes should equal the amount paid by the U.S. Holder to acquire the Notes. Any capital gain or loss recognized upon a sale, exchange, redemption or settlement of a Note should be short-term capital gain or loss.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. U.S. holders that are individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the securities.

Possible New Administrative Guidance and/or Legislation. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the securities. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the securities. On December 7, 2007, the IRS released a notice stating that it and the Treasury Department (Treasury) are actively considering the proper U.S. federal income tax treatment of an instrument with terms similar to the Notes, including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of instruments having terms similar to the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and Treasury are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, we intend to treat the Notes for U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as the Treasury and IRS issue guidance providing that some other treatment is more appropriate.

You should review the “Taxation in the United States” section beginning on page PS-29 of the accompanying product supplement, the prospectus supplement and the prospectus for a further discussion of the U.S. federal income tax considerations and consult your own tax advisers as to the tax consequences of acquiring, holding and disposing of the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes on federal or other tax laws.

Strategic Accelerated Redemption Securities®	TS-9

Additional Terms

You should read this preliminary terms supplement, together with the documents listed below, which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this terms supplement. The Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

  Product supplement no. 5 dated July 27, 2010:
  http://www.sec.gov/Archives/edgar/data/700978/000089109210003011/e39484_424b2.htm

  Prospectus supplement and prospectus dated February 4, 2010:
  http://www.sec.gov/Archives/edgar/data/700978/000095012310008669/u08181fv3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 700978.

We have filed a registration statement (including a product supplement, prospectus supplement, and a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this terms supplement relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering, will arrange to send you the Notes Prospectus if you so request by calling toll-free 1-866-500-5408.

Market-Linked Investments Classification

Market-Linked Investments come in four basic categories, each designed to meet a different set of investor risk profiles, time horizons, income requirements and market views (bullish, bearish, moderate outlook, etc.). The following descriptions of these categories are meant solely for informational purposes and are not intended to represent any particular Market-Linked Investment or guarantee performance. Certain Market-Linked Investments may have overlapping characteristics.

Market Downside Protection Market-Linked Investments combine some of the capital preservation features of traditional bonds with the growth potential of equities and other asset classes. They offer full or partial market downside protection at maturity, while offering market exposure that may provide better returns than comparable fixed income securities. It is important to note that the market downside protection feature provides investors with protection only at maturity, subject to issuer credit risk. In addition, in exchange for full or partial protection, you forfeit dividends and full exposure to the linked asset’s upside. In some circumstances, this could result in a lower return than with a direct investment in the asset.

These short- to medium-term market-linked notes offer you a way to enhance your income stream, either through variable or fixed-interest coupons, an added payout at maturity based on the performance of the linked asset, or both. In exchange for receiving current income, you will generally forfeit upside potential on the linked asset. Even so, the prospect of higher interest payments and/or an additional payout may equate to a higher return potential than you may be able to find through other fixed-income securities. Enhanced Income Market-Linked Investments generally do not include market downside protection. The degree to which your principal is repaid at maturity is generally determined by the performance of the linked asset. Although enhanced income streams may help offset potential declines in the asset, you can still lose part or all of your original investment.

Market Access notes may offer exposure to certain market sectors, asset classes and/or strategies that may not even be available through the other three categories of Market-Linked Investments. Subject to certain fees, the returns on Market Access Market-Linked Investments will generally correspond on a one-to-one basis with any increases or decreases in the value of the linked asset, similar to a direct investment. In some instances, they may also provide interim coupon payments. These investments do not include the market downside protection feature and, therefore, your principal remains at risk.

These short- to medium-term investments offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Strategic Accelerated Redemption Securities®” is a registered service mark of Bank of America Corporation, the parent company of MLPF&S.

Strategic Accelerated Redemption Securities®	TS-10